EXHIBIT 99.2

News Release

DARLING INGREDIENTS INC. ANNOUNCES ACQUISITION OF PROTEIN CONVERSION AND USED COOKING OIL COLLECTION BUSINESS

May 21, 2018 - IRVING, Texas - Darling Ingredients Inc. (NYSE: DAR) today announced that is has acquired substantially all of the assets of Kruger Commodities, Inc. including protein conversion facilities in Hamilton, MI and Tama, IA along with a protein blending operation and used cooking oil collection business in Omaha, NE to support our low carbon fuel initiative at Diamond Green Diesel.
“We are pleased to have the opportunity to add the Kruger Commodities operations to Darling’s global platform,” said Mr. Randall C. Stuewe, Darling Ingredients Chairman and CEO. “This long established, family owned business is a natural fit to the Darling network and will help us to better serve our customers and growing feedstock demand from Diamond Green Diesel, our low carbon fuel facility located in Norco, LA.”

ABOUT DARLING
Darling Ingredients Inc. is a global developer and producer of sustainable natural ingredients from edible and inedible bio-nutrients, creating a wide range of ingredients and customized specialty solutions for customers in the pharmaceutical, nutraceutical, food, pet food, feed, industrial, fuel, bioenergy and fertilizer industries.  With operations on five continents, the Company collects and transforms all aspects of animal by-product streams into useable and specialty ingredients, such as gelatin, edible fats, feed-grade fats, animal proteins and meals, plasma, pet food ingredients, organic fertilizers, yellow grease, fuel feedstocks, green energy, natural casings and hides. The Company also recovers and converts recycled oils (used cooking oil and animal fats) into valuable feed and fuel ingredients, and collects and processes residual bakery products into feed ingredients.  In addition, the Company provides environmental services, such as grease trap collection and disposal services to food service establishments and disposal services for waste solids from the wastewater treatment systems of industrial food processing plants. The Company sells its products domestically and internationally and operates within three industry segments: Feed Ingredients, Food Ingredients and Fuel Ingredients. For additional information, visit the Company's website at http://www.darlingii.com.

For More Information, contact:
Melissa A. Gaither, VP Investor Relations & Global Communications	251 O'Connor Ridge Blvd., Suite 300 Irving, Texas 75038 Phone: 972-717-0300